Exhibit 10.1

BUILD-A-BEAR WORKSHOP, INC.

2017 OMNIBUS INCENTIVE PLAN

Effective March 14, 2017

BUILD-A-BEAR WORKSHOP, INC.

2017 OMNIBUS INCENTIVE PLAN

i

BUILD-A-BEAR WORKSHOP, INC.

2017 OMNIBUS INCENTIVE PLAN

1.	Establishment, Purpose of the Plan and Effect on Prior Plan.

A.     Establishment. Build-A-Bear Workshop, Inc., a Delaware corporation, establishes an incentive compensation plan to be known as the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan, as set forth in this document. The Plan permits the grant of various forms of equity- and cash-based awards. The Plan shall become effective upon approval of the Plan by the Board (the “Effective Date”) and shall remain in effect as provided in Section 17. The Plan and each Award granted hereunder are conditioned on and shall be of no force or effect until the Plan is approved by the shareholders of the Company.

B.     Plan Purpose. The purpose of the Plan is to provide the Company with a means to assist in recruiting, retaining and rewarding certain employees, Directors and consultants and to motivate such individuals to exert their best efforts on behalf of the Employer by providing incentives through the granting of Awards. By granting Awards to such individuals, the Company expects that the interests of the recipients will be better aligned with those of the Employer.

C.     Prior Plan. As of the date the Plan is approved by the Company’s shareholders, the Build-A-Bear Workshop, Inc. Third Amended and Restated 2004 Stock Incentive Plan, as amended and restated effective March 18, 2014 (the “Prior Plan”), will be frozen and no further awards will be issued thereunder. Awards issued pursuant to the Prior Plan that are outstanding as of the date of shareholder approval of the Plan shall remain outstanding and shall be administered in accordance with the terms of the Prior Plan and applicable award agreements thereunder.

2.	Definitions.

Unless the context clearly indicates otherwise, the following capitalized terms shall have the meanings set forth below:

A.	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

B.	“Award” means a grant under the Plan of an Option, Stock Appreciation Right, Cash-Based Award or Other Stock-Based Award.

C.

“Award Agreement” means a written or electronic agreement entered into by the Company and a Participant, or a written or electronic statement issued by the Company to a Participant, which in either case contains (either expressly or by reference to this Plan or any sub-plan created hereunder) the terms and provisions applicable to an Award granted under the Plan, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

D.	“Board” means the Board of Directors of the Company or any duly appointed Committee thereof.

E.	“Cash-Based Award” means an Award described in Section 8 as a Cash-Based Award.

F.

“Change in Control” means (i) the purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors, excluding, however, the following: (a) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company or Subsidiary, (b) any acquisition by the Company or any Subsidiary, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; (ii) individuals who, as of the date hereof, constitute the Board (and, as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a Director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be, for purposes of this Section, considered as though such person were a member of the Incumbent Board; (iii) the consummation of a Corporate Transaction; excluding, however, such a Corporate Transaction pursuant to which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding shares of common stock of the Company immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding securities entitled to vote generally in the election of Directors of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions (as compared to each other) as their ownership, immediately prior to such Corporate Transaction, of the outstanding shares of common stock of the Company and outstanding voting securities entitled to vote generally in the election of Directors, as the case may be; or (iv) a liquidation or dissolution of the Company. Notwithstanding the foregoing, solely for purposes of an Award subject to Code Section 409A, if the Award provides for a change in the time or form of payment upon a Change in Control or provides for the payment of the Award upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this paragraph F unless the event would also constitute a permissible payment event under Code Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

G.	“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

H.

“Committee” means the Compensation and Development Committee of the Board of Directors, or any committee appointed by the Board of Directors in accordance with the Company's Bylaws from among its members for the purpose of administering the Plan. Members of the Committee shall be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act, and “Outside Directors” as defined in Code Section 162(m) and any guidance issued thereunder.

I.	“Company” means Build-A-Bear Workshop, Inc., a Delaware corporation.

J.

“Corporate Transaction” means (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation; or (iii) a statutory share exchange involving capital stock of the Company.

K.

“Covered Employee” means a Participant designated by the Committee at or prior to the time an Award is granted to him or her hereunder who is or is likely to become a “covered employee” as defined in Code Section 162(m) and for whom such Award has been designated as a Performance-Based Award in accordance with Section 9.

L.	“Director” means a member of the Board of Directors of the Company.

M.	“Dividend Equivalents” means a right, granted to a Participant under the Plan, to receive cash, shares, other Awards or other property equal in value to dividends paid with respect to shares of Stock.

N.

“Employer” means the Company and any other entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company has an interest.

O.

“Fair Market Value” means (i) if the Stock is listed on any established stock exchange its Fair Market Value shall be the closing sales price for such stock on such exchange for the Trading Date applicable to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or (ii) in the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Board based on a reasonable valuation method that is consistent with the requirements of Code Section 409A and the Treasury Regulations thereunder.

P.

For these purposes, for employees receiving an Award in connection with an initial hire or a promotion within the Company, the determination date shall mean the Trading Date which is the first date of hire or promotion. For all other Awards, the determination date shall mean the Trading Date on which the Committee (or its delegate) approves the Award.

Q.	“Incentive Stock Option” means a stock option which is an incentive stock option within the meaning of Code Section 422.

R.	“Non-qualified Stock Option” means a stock option which is not an Incentive Stock Option.

S.	“Officer” means an officer of the Company as defined in Rule 16a-1(f) of the Act.

T.	“Option” means both an Incentive Stock Option and a Non-qualified Stock Option.

U.	“Other Stock-Based Award” means an Award granted pursuant to Section 8 and described as an Other Stock-Based Award.

V.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or such other meaning as may be hereafter ascribed to it in Code Section 424.

W.	“Participant” means an employee, Director or consultant of the Employer who is selected by the Committee to participate in the Plan and be eligible to receive an Award.

X.

“Performance-Based Award” means an Award that is intended to satisfy the requirements of Code Section 162(m) for performance-based compensation paid to a Covered Employee. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award that does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

Y.	“Plan” means the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan.

Z.

“Separation from Service” means a “separation from service” as such term is defined under Code Section 409A and the Treasury Regulations issued thereunder. Except as otherwise required to comply with Code Section 409A, a Participant shall be considered not to have had a Separation from Service where the level of bona fide services performed continues at a level that is more than twenty percent (20%) of the average level of service performed by the Participant during the immediately preceding thirty six (36) month period (or if providing services for less than thirty six (36) months, such lesser period) after taking into account any services that the Participant provided prior to such date or that the Company and the Employee reasonably anticipate the Participant may provide (whether as an Participant or independent contractor) after such date.

AA.

“Six Month Delay” means the required delay in payment to a Participant who is a “specified employee” of amounts subject to Section 409A that are paid upon Separation from Service, pursuant to Code Section 409A(a)(2)(B)(i). When a Six Month Delay is required, the payment date shall be not before the date which is six months after the date of Separation from Service or, if earlier, the date of the Participant’s death. The term specified employee shall have the meaning ascribed to this term under Code Section 409A.

BB.	“Statutory Option Stock” means any stock acquired through the exercise of an Incentive Stock Option.

CC.	“Stock” means the common stock, par value of $0.01 per share, of the Company.

DD.	“Stock Appreciation Right” means a stock appreciation right described in Section 7.

EE.

“Subsidiary” means any corporation or other legal entity (other than the Company) in an unbroken chain of corporations or other legal entities beginning with the Company if, at the time of granting an Award, each of the corporations or other legal entities other than the last corporation or other legal entity in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity in one of the other corporations or other legal entities in such chain, or such other meaning as may be hereafter ascribed to it in Code Section 424.

FF.

“Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

GG.	“Trading Date” means a day on which national stock exchanges are open for trading.

3.	Stock Subject to the Plan and Annual Award Limits.

A.

Share Reserve. The number of shares of Stock allocated to the Plan and reserved to satisfy Awards under the Plan as of the Effective Date (the “Share Reserve”) shall be an aggregate of 1,000,000 shares of Stock. The maximum number of shares of Stock with respect to which Incentive Stock Options may be granted under the Plan shall be an aggregate of 1,000,000. Awards shall be counted against this limit as one (1) share of Stock for every one (1) share of Stock subject to the Awards. Notwithstanding the preceding, in no event shall the number of shares of Stock awarded to Participants under the Plan, when taken in combination with the number of outstanding shares of Stock previously issued by the Company, a Parent or Subsidiary, exceed the limit specified in the Company Certificate of Incorporation. The Company may, in its discretion, use shares held in the treasury or shares acquired on the public market, if applicable, in lieu of authorized but unissued shares.

B.	Share Counting.

(1)

Shares of Stock subject to an Award granted under the Plan or an Award granted under the Prior Plan that on or after the Effective Date is forfeited, expires or is settled for cash (in whole or in part) shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Share Reserve.

(2)

Shares subject to Substitute Awards shall not be counted against the Share Reserve specified in Section 3.A nor shall they reduce the shares of Stock authorized for grant to a Participant in any calendar year.

(3)

Notwithstanding anything to the contrary herein, the following shares of Stock shall not be added to the Share Reserve: (i) shares of Stock tendered by the Participant in payment of the purchase price of an Option; (ii) shares of Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options, Stock Appreciation Rights or Other Stock-Based Awards; (iii) shares of Stock subject to a Stock Appreciation Right or Other Stock-Based Awards that are not issued in connection with its share settlement on exercise or vesting thereof; and (iv) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

C.

Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the Share Reserve. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not eligible to participate in this Plan prior to such acquisition or combination.

D.

Annual Award Limits. Subject to adjustment as set forth in Section 12, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of Awards intended to meet the requirements of a Performance-Based Award:

(1)

The maximum aggregate number of shares of Stock for which Options or Stock Appreciation Rights may be granted to any Participant in any calendar year shall be 200,000 shares (for avoidance of the doubt, this limit applies, in the aggregate, to all Awards subject to this paragraph (1)).

(2)

The maximum aggregate number of shares of Stock that may be subject to Other Stock Based Awards granted to any one Participant in any calendar year shall be 200,000 shares (for avoidance of doubt, this limit applies, in the aggregate, to all forms of Awards subject to this paragraph (2)).

(3)

The maximum aggregate amount that may be paid to any Participant in any calendar year under a Cash-Based Awards or any other Award that is payable or denominated in cash shall be $5,000,000 determined as of the date of payout (for avoidance of doubt, this limit applies in the aggregate, to all forms of Awards subject to this paragraph (3)). To the extent that any form of Award subject to this paragraph (3) is to be settled in shares of Stock, either pursuant to the discretion of the Committee or an election by the applicable Participant, compliance with the limit established by this paragraph (3) shall be determined by calculating the dollar value of the shares to be issued in settlement based on the Fair Market Value of such shares as of the applicable settlement date.

Notwithstanding the Annual Award Limits set forth in this Section 3.D or any other provision to the contrary, if the Committee determines that it is advisable to grant Awards that are not intended to constitute Performance-Based Awards, the Committee may grant such Awards in excess of the Annual Award Limits.

E.

Minimum Vesting Standards. Any Award granted under this Plan shall be subject to a minimum vesting or exercise period of at least one (1) year. Notwithstanding the immediately preceding sentence, (i) the Committee may permit and authorize acceleration of vesting or exercisability of Awards pursuant to Section 4.A(14) of this Plan (subject to the requirements of Section 9 in the case of a Performance-Based Award), and (ii) the Committee may grant Awards covering up to five percent (5%) of the Share Reserve without respect to the minimum vesting standards set forth in this Section 3.

4.	Administration.

A.

Committee Power and Authority. Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(1)

To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive shares pursuant to an Award and the number of shares subject to an Award or the value of an Award;

(2)	To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration;

(3)	To correct any defect, omission or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(4)	To approve forms of Award Agreements for use under the Plan;

(5)	To determine Fair Market Value of a share of Stock;

(6)	To amend any Award Agreement as permitted under the Plan;

(7)

To adopt sub-plans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions shall be subject to and consistent with the terms of the Plan, except to the extent the Committee determines that different terms and conditions are necessary or desirable to comply with the laws of a jurisdiction other than and outside of the United States;

(8)	To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award;

(9)	To determine whether Awards will be settled in shares of Stock, cash or in any combination thereof;

(10)	To determine whether Awards will provide for Dividend Equivalents;

(11)	To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(12)	To authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards subject to any applicable shareholder approval requirements;

(13)

To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any shares of Stock subject to an Award, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(14)

To waive any restrictions, conditions or limitations imposed on an Award at the time the Award is granted or at any time thereto including but not limited to forfeiture, vesting and treatment of Awards upon a termination of employment, subject to the minimum vesting requirements set forth in Section 3 of this Plan;

(15)	To permit Participants to elect to defer payments of Awards; provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A; and

(16)

To extend the timing of the settlement or payment of an Award to the extent permitted under Code Section 409A and other applicable law and rules of the exchange that is the primary trading market of the Stock.

B.

Delegation of Authority. The Committee may, to the extent permitted by law, delegate its responsibilities and authority hereunder to an executive officer of the Company. Notwithstanding anything herein to the contrary, the Chief Executive Officer and the Chief Human Resources Officer are specifically designated under the Plan to have plenary authority, in their discretion, as applicable, to also determine individuals, other than themselves or other Officers, to whom, and the time or times at which, Awards shall be granted and the number of shares, if applicable, subject to such Award.

C.

Award Date. An Award granted under the Plan shall be deemed to be made on the date on which the Committee, by formal action of its members duly recorded in the records thereof, makes an Award to a Participant (but in no event prior to the Effective Date); provided that, such Award is evidenced by a written Award Agreement duly executed on behalf of the Company and on behalf of the Participant, if applicable, within a reasonable time after the date of the Committee action. Notwithstanding the foregoing, for an Award granted under the Plan by Chief Executive Officer or Chief Human Resources Officer, the date on which such officer takes action to make an Award to a Participant shall be deemed to be the determination date described above in Section 2.

5.	[Reserved.]

6.	Options.

The Committee, in its discretion, may grant Options which are Incentive Stock Options or Non-qualified Stock Options, as evidenced by the Award Agreement, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

A.

Type of Option. Incentive Stock Options may be granted to any Participant classified by the Committee as an employee of the Company, a Parent or a Subsidiary. A Non-qualified Stock Option may be granted to any individual Participant selected by the Committee.

B.

Option Prices. The purchase price of the Stock under each Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock at the time of the granting of the Option; provided that, in the case of a Participant who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary, the purchase price of the Stock under each Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Stock on the date such Option is granted.

C.

Exercise - Elections and Restrictions. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper persons or by any other form of notice (including electronic notice) approved by the Committee together with payment in full as described in this Section 6.C.

The purchase price for an Option is to be paid in full upon the exercise of the Option, either (i) in cash; (ii) in the discretion of the Committee, by the tender to the Company (either actual or by attestation) of shares of Stock already owned by the Participant having a Fair Market Value equal to the cash exercise price of the Option being exercised; (iii) in the discretion of the Committee, by withholding shares of Stock otherwise issuable pursuant to the Option having a Fair Market Value equal to the cash exercise price of the Option being exercised; (iv) in the discretion of the Committee, by any other means allowable pursuant to applicable law; or (v) in the discretion of the Committee, by any combination of the payment methods specified in clauses (i), (ii), (iii)  and (iv) hereof; provided that, no shares of Statutory Option Stock may be tendered in exercise of an Incentive Stock Option unless (a) such shares have been held by the Participant for at least one (1) year and (b) at least two (2) years have elapsed since such Incentive Stock Option was granted. The proceeds of sale of Stock subject to the Option are to be added to the general funds of the Company or to the shares of the Stock held in its treasury, and used for its corporate purposes as the Board shall determine, subject to the provisions of this Plan.

D.

Option Terms. The term of each Option shall not be more than ten (10) years from the date of granting thereof or such shorter period as is prescribed in the Award Agreement; provided that, in the case of a Participant who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary, the term of any Incentive Stock Option shall not be more than five (5) years from the date of granting thereof or such shorter period as prescribed in the Award Agreement. Within such limit, Options will be exercisable at such time or times, and subject to such terms, restrictions and conditions, as the Committee shall, in each instance, approve, which need not be uniform for all Participants. To the extent Options are subject to restrictions, Options shall vest in whole shares only, and the holder of an Option shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement. The holder of an Option shall have none of the rights of a stockholder with respect to the shares subject to Option until such shares shall be issued to him or her upon the exercise of his or her Option.

E.	Additional Incentive Stock Option Requirements.

(1)

Grant Limits. The maximum aggregate Fair Market Value (determined at the time an Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company, a Parent and a Subsidiary) shall not exceed $100,000.

(2)

Notice of Disposal. A Participant who disposes of Stock acquired upon the exercise of an Incentive Stock Option either (i) within two (2) years after the date of grant of such Incentive Stock Option or (ii) within one (1) year after the transfer of such shares to the Participant upon exercise, shall notify the Company of such disposition and of the amount realized upon such disposition.

7.	Stock Appreciation Rights

The Committee, in its discretion, may grant a Stock Appreciation Right independent of an Option or in connection with an Option or a portion thereof. A Stock Appreciation Right granted in connection with an Option or a portion thereof shall cover the same shares of Stock covered by the Option, or a lesser number as the Committee may determine. A Stock Appreciation Right shall be evidenced by an Award Agreement and shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

A.

Exercise Price. The exercise price per share of Stock of a Stock Appreciation Right granted independent of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock at the time of the granting of the Stock Appreciation Right.

B.

Exercise of Stock Appreciation Rights. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of shares with respect to which the Stock Appreciation Right is to be exercised.

C.

Settlement of Stock Appreciation Rights. A Stock Appreciation Right granted independent of an Option shall entitle the Participant upon exercise to a payment from the Company in an amount equal to the excess of the Fair Market Value on the exercise date of a share of Stock over the Fair Market Value of a share of Stock on the grant date, multiplied by the number of Stock Appreciation Rights exercised. A Stock Appreciation Right granted in connection with an Option shall entitle the Participant to surrender an unexercised Option (or portion thereof) and to receive in exchange an amount equal to the excess of the Fair Market Value on the exercise date of a share of Stock over the exercise price per share for the Option, multiplied by the number of shares covered by the Option (or portion thereof) which is surrendered. Payment may be made, in the discretion of the Committee, in (i) Stock; (ii) cash; or (iii) any combination of Stock and cash. Cash shall be paid for fractional shares of Stock upon the exercise of a Stock Appreciation Right.

D.

Term of Stock Appreciation Rights. The term of each Stock Appreciation Right shall not be more than ten (10) years from the date of granting thereof or such shorter period as is prescribed in the Award Agreement

E.

Limitations. The Committee may impose such conditions upon the exercisability or transferability of Stock Appreciation Rights as it determines in its sole discretion. To the extent Stock Appreciation Rights are subject to restrictions, Stock Appreciation Rights shall vest in whole shares only, and the holder of a Stock Appreciation Right shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement.

8.	Other Stock-Based Awards and Cash-Based Awards.

The Committee may, in its sole discretion, grant Awards of Stock, restricted Stock, restricted Stock units and other Awards that are valued in whole or in part by reference to the Fair Market Value of Stock. These Awards shall collectively be referred to herein as Other Stock-Based Awards. The Committee may also, in its sole discretion, grant Cash-Based Awards, which shall have a value as may be determined by the Committee. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, but not limited to, the right to receive one or more shares of Stock (or the cash-equivalent thereof) upon the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives. Other Stock-Based Awards and Cash-Based Awards may be granted with or in addition to other Awards. Subject to the other terms of the Plan, Other Stock-Based Awards and Cash-Based Awards may be granted to such Participants in such amounts and upon such terms, restrictions and conditions, and at any time and from time to time, as shall be determined by the Committee and set forth in an Award Agreement. To the extent Other Stock-Based Awards are subject to restrictions, Other Stock-Based Awards shall vest in whole shares only, and the holder of an Other Stock-Based Award shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement.

9.	Performance-Based Awards.

A.

General. If the Committee, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Section 9 will control over any contrary provision in the Plan; provided, however, that the Committee may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Code Section 162(m) to such Participants that are based on performance measures or other specific criteria or goals but that do not satisfy the requirements of this Section 9.

B.

Performance Measures. The performance goals upon which the grant, payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Award are conditioned must be based on one or more of the following performance measures, as chosen by the Committee, in its sole discretion:

(1)	earnings per share of Stock;

(2)	book value per share of Stock;

(3)	net income (before or after taxes);

(4)	operating income;

(5)	operating income before depreciation and amortization;

(6)	return on stockholders’ equity;

(7)	return on invested capital, assets or equity;

(8)	cash flow return on investments which equals net cash flows divided by owners’ equity;

(9)	earnings before interest or taxes;

(10)	earnings before interest, taxes, depreciation and amortization;

(11)	earnings before extraordinary or special items;

(12)	earnings before income taxes and any provision for Performance-Based Awards or other cash bonuses;

(13)	gross revenues or revenue growth;

(14)	sales;

(15)	net sales;

(16)	market share;

(17)	expense management;

(18)	improvements in capital structure;

(19)	profit margins;

(20)	Stock price;

(21)	total stockholder return;

(22)	cash flow;

(23)	cash flow from operations;

(24)	free cash flow;

(25)	net cash provided by operations;

(26)	cash flow in excess of cost of capital;

(27)	average cash balance;

(28)	net cash;

(29)	cash position;

(30)	interest expense after taxes;

(31)	reductions in costs;

(32)	debt reduction;

(33)	working capital;

(34)	customer acquisition;

(35)	economic value added/economic profit or equivalent metrics;

(36)	gross or net operating margins;

(37)	gross or net profits;

(38)	operational performance measures;

(39)

strategic business criteria consisting of one or more objectives based on meeting specified development, strategic partnering, licensing, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, joint ventures or affiliates.

The performance measures may relate to the Company, a Parent, a Subsidiary, an Employer or one or more units of such an entity and may be measured annually; at a point in time during a performance period; as an average of values determined at various points of time during a performance period; cumulatively over a period of years; on an absolute basis; relative to a pre-established target, prior period results or designated comparison group; or as a change in values during or between performance periods, in each case as specified by the Committee. Performance measures will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to or at the time of the issuance of an Award and which is consistently applied with respect to a performance measure in the relevant performance period. In addition, the Committee will adjust any performance measures other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any Stock of the Company, to reflect any Stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such Stock. The performance measures may differ from Participant to Participant and from Award to Award. The performance measures will be established for the performance period by the Committee within the time frame as required under Code Section 162(m) for Awards intended to qualify as Performance-Based Awards. To the extent consistent with the requirements of Section 162(m) and the Award Agreement relating to an Award, the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the performance measures specified in this Section 9.B.

C.

Evaluation of Performance. The Committee may provide in any Award intended to qualify as a Performance-Based Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) changes in tax laws, accounting principles or other laws or provisions; (iv) reorganization or restructuring programs; (v) acquisitions or divestitures; (vi) foreign exchange gains and losses; or (vii) gains and losses that are treated as unusual in nature or that occur infrequently under Accounting Standards Codification Topic 225. Such inclusions or exclusions shall be prescribed in a form and at a time that meets the requirements of Code Section 162(m) for qualification of the Award as a Performance-Based Award.

D.

Certification of Performance Goals. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to an Award and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award.

E.

No Upward Adjustment of Performance-Based Awards. The Committee shall have the discretion to adjust Performance-Based Awards downward, but shall not have the ability to pay a Performance-Based Award greater than such Performance-Based Award achieved based upon applicable performance goals.

F.

Committee Independence Requirement. An Award shall be a Performance-Based Award only if the Committee consists solely of two or more Outside Directors within the meaning of Treasury Regulation Section 1.162-27(e)(3) or any successor thereto.

G.

Committee Discretion. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing performance measures or permit flexibility with respect to the terms of any Award or Awards to be treated as performance-based compensation without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that are not intended to qualify as a Performance-Based Award, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on performance measures other than those set forth in Section 9.B.

H.

Recoupment of Award. An Award granted under the Plan shall be subject to any provisions of applicable laws providing for the recoupment or clawback of incentive compensation; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the Award; and any recoupment, clawback or similar provisions that may be included in the applicable Award Agreement.

10.	Nontransferability of Awards.

Unless otherwise determined by the Committee and expressly set forth in an Award Agreement, an Award granted under the Plan and all rights thereunder shall, by its terms, be non-transferable, nonassignable and not subject to encumbrance in any manner otherwise than by will or the laws of descent and distribution and an Award may be exercised, if applicable, during the lifetime of the Participant thereof, only by the Participant or his or her guardian or legal representative. Notwithstanding the above, the Committee may not provide in an Award Agreement that an Incentive Stock Option is transferable. Any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect.

11.	Tax Withholding.

The Committee shall have the right to condition the delivery, vesting and retention of Stock, cash or other property under an Award upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Committee will prescribe such rules for the withholding of federal, state and local taxes, including social security and Medicare withholding tax, as it deems necessary. In satisfaction of tax withholding requirements, the Committee may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock (but not in excess of the maximum withholding required by law) or sell any shares of Stock contingently issued or credited by the Company for the purpose of paying such Award or any other Award under this Plan to raise the amount necessary to satisfy applicable withholding requirements.

12.	Adjustments Upon Changes in Capitalization or Corporation Acquisitions.

Notwithstanding any other provisions of the Plan, unless otherwise provided in the Award Agreement, the number and class of shares subject to each outstanding Award and the exercise prices, if applicable, shall be adjusted, to the same pro rata number of shares and price as in the original Award Agreement, in the event of changes in the outstanding Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, statutory share exchange, sale of all or substantially all assets, split-ups, combinations or exchanges of shares and the like, and, in the event of any such change in the outstanding Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which Awards may be granted to an individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive. In the event the Company, a Parent or a Subsidiary enters into a transaction described in Code Section 424(a) with any other corporation, the Committee shall, unless otherwise provided in the Award Agreement, grant options to employees or former employees of such corporation in substitution of options previously granted to them upon such terms and conditions as shall be necessary to qualify such grant as a substitution described in Code Section 424(a).

In the event of a Change in Control, notwithstanding any other provisions of the Plan or Award Agreement to the contrary, the Committee may, in its sole discretion, provide for:

(1)	Accelerated vesting of any outstanding Awards that are otherwise unexercisable or unvested as of a date selected by the Committee;

(2)

Termination of an Award upon the consummation of the Change in Control in exchange for the payment of a cash amount determined at the discretion of the Committee but intended to provide the Participant with the difference between the Stock subject to the vested portion of the Award and the exercise price; and/or

(3)	Issuance of Substitute Awards to substantially preserve the terms of any Awards previously granted under the Plan, which may be with respect to securities of a successor issuer.

13.	Amendment and Termination.

A.

Amendment and Termination of the Plan and Awards. Subject to this Section 13 and Section 14 of the Plan, the Board may at any time amend, suspend or terminate the Plan, and the Board or Committee may at any time amend, suspend or terminate any outstanding Award Agreement. Notwithstanding the foregoing, no amendment of the Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which the Stock is listed or quoted or by applicable U.S. state corporate laws or regulations, or applicable U.S. federal laws or regulations.

B.

No Repricing of Options and Stock Appreciation Rights. Without the prior approval of the Company’s shareholders and except as provided for in Section 12, no Option or Stock Appreciation Right may be (i) amended to reduce the exercise price; (ii) cancelled in exchange for the grant of any new Option or Stock Appreciation Right with a lower exercise price; or (iii) cancelled in exchange for cash, other property or the grant of any new Award at a time when the exercise price of the Option or Stock Appreciation Right is greater than the current Fair Market Value of a share of Stock.

C.	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.

(1)

Except as may be limited by Code Section 162(m) with respect to an Award intended to qualify as a Performance-Based Award, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 12) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(2)

The Committee or its authorized delegate shall retain the discretion to decrease the amount payable pursuant to a Cash-Based Award below the amount that would otherwise be payable upon attainment of the applicable performance goal(s) over a performance period that does not exceed a term of one (1) year, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.

(3)

Any sub-plan may provide that the Committee or its authorized delegate shall retain the discretion to decrease the amount payable pursuant to a Cash-Based Award granted under such sub-plan below the amount that would otherwise be payable upon attainment of the applicable performance goal(s) over a performance period that does not exceed a term of one (1) year, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.

(4)

The determination of the Committee (or its authorized delegate, if applicable) as to any adjustments made pursuant to subparagraphs (1), (2) and (3) above shall be conclusive and binding on Participants under the Plan. By accepting an Award under the Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 13 without further consideration or action.

D.

Amendment to Conform to Law. Notwithstanding any other provision of the Plan to the contrary, the Board may amend the Plan and the Board or the Committee may amend an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to (i) any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder; (ii) any applicable exchange requirements; and (iii) any compensation recoupment policy adopted by the Company. By accepting an Award under the Plan, a Participant agrees to any amendment made pursuant to this Section 13.D to the Plan and any Award without further consideration or action.

E.

Amendment to Avoid Imposition of Tax under Code Section 409A. Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Code Section 409A and Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date of this Plan. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Code Section 409A and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of and additional tax under Code Section 409A. By accepting an Award under the Plan, a Participant agrees to any amendment made pursuant to this Section 13.E to the Plan and any Award without further consideration or action.

14.          Awards Previously Granted.

Notwithstanding any other provision of the Plan to the contrary, other than Sections 12 and 13, no termination or amendment of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

15.	Dividends and Dividend Equivalents.

A.

Payment of Dividends on Restricted Stock. With respect to an Award of Restricted Stock, the Committee may grant or limit the right of a Participant to receive dividends declared on shares of Stock that are subject to such Award to the extent the Award is not yet vested. If the Committee grants the right of a Participant to receive dividends declared on shares subject to an unvested Award of Restricted Stock, then such dividends shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award. Dividends shall be paid in cash or reinvested in additional shares or Awards by such formula and at such time and subject to such limitations as may be determined by the Committee.

B.

Payment of Dividend Equivalents on Awards Other than Options, Stock Appreciation Rights and Restricted Stock. Except for Options, Stock Appreciation Rights and Restricted Stock, the Committee may grant Dividend Equivalents on units or other share equivalents subject to an Award based on the dividends actually declared and paid on outstanding shares of Stock. The terms of any Dividend Equivalents will be as set forth in a separate Award Agreement, including the time and form of payment and whether such Dividend Equivalents will be credited with interest or deemed to be reinvested in additional units or share equivalents. If the Committee grants the right of a Participant to receive Dividend Equivalents declared on shares subject to an unvested Award subject to this paragraph 15.B, then such Dividend Equivalents shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award.

16.	Effect of Termination of Service on Awards.

The Committee shall provide in any Award Agreement, or may determine in any individual case, the circumstances pursuant to which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to provide service to the Company or any Subsidiary prior to the end of a performance period or exercise or settlement of such Award. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards, and may reflect distinctions based on the reasons for termination.

17.	Term of Plan.

This amendment and restatement of the Plan shall terminate ten (10) years after the Effective Date and no Award shall be granted hereunder after the expiration of such ten-year period. Awards outstanding at the termination of the Plan shall continue in accordance with their terms and shall not be affected by such termination.

18.	Severability.

Any word, phrase, clause, sentence or other provision herein which violates or is prohibited by any applicable law, court decree or public policy shall be modified as necessary to avoid the violation or prohibition and so as to make this Plan and any Award Agreement enforceable as fully as possible under applicable law, and if such cannot be so modified, the same shall be ineffective to the extent of such violation or prohibition without invalidating or affecting the remaining provisions herein.

19.	Non-Waiver of Rights.

The Company’s failure to enforce at any time any of the provisions of this Plan or any Award Agreement or to require at any time performance by the Participant of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Plan, any Award Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Plan and any Award Agreement.

20.	Assignment.

Any Award Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company.

21.	No Right To Continued Employment or Other Status.

Nothing in the Plan or in any Award granted pursuant to the Plan shall be considered or construed as creating a contract of employment or any other relationship for any specified period of time or shall confer on any individual any right to continue in the employ of the Employer or continue any other relationship with the Company. The Employer and the Company expressly reserve the right at any time to dismiss or otherwise terminate its relationship, whether employment or otherwise, with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Agreement.

22.	Choice of Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law.

23.	Awards to Employees of Non-United States Subsidiaries.

The terms of an Award granted to an employee of a non-United States Subsidiary of the Company shall be governed by the otherwise applicable provisions of the Plan, unless such provisions are modified by sub-plans or special rules adopted by the Committee to modify the terms of the Plan as applied to employees of such non-United States Subsidiary who are residents outside the United States. Such sub-plans or special rules shall be designed to achieve desired tax or other objectives in particular jurisdictions outside the United States or achieve other business objectives in the determination of the Committee. The Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or a Subsidiary.

24.	Section 409A.

Notwithstanding other provisions of the Plan or any Award Agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Code Section 409A o upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Code Section 409A, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Code Section 409A, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Code Section 409A; which, if the Participant is a “specified employee” within the meaning of the Code Section 409A, shall be the first day following the Six Month Delay beginning on the date of Participant’s termination of employment. The Company shall use commercially reasonable efforts to implement the provisions of this Section 24 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, Directors or representatives shall have any liability to Participants with respect to this Section 24.